Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Third Quarter 2015 Results

ENSCO DS-8 Delivered and Mobilizing To Commence Initial Contract Offshore Angola
Contract Awarded for ENSCO 8505 in U.S. Gulf of Mexico
ENSCO 71 and ENSCO 72 Earn Three-Year Contracts in North Sea
Record Operational Utilization: 99.8% for Jackups and 95.4% for Floaters
Expense Management Plans on Track for Additional Savings
London, England, 28 October 2015 … Ensco plc (NYSE: ESV) today reported earnings of $1.24 per share for third quarter 2015 compared to $1.83 per share a year ago. A loss from discontinued operations of $0.10 per share in third quarter 2015 compared to earnings of $0.04 per share in third quarter 2014. Earnings from continuing operations were $1.34 per share in third quarter 2015 compared to $1.79 per share a year ago.
“During the third quarter, we achieved record operational utilization of 99.8% for jackup rigs and 95.4% for floaters," said Chief Executive Officer and President Carl Trowell. "In terms of new business, we earned a multi-year contract for ENSCO 8505 in the U.S. Gulf of Mexico and finalized three-year contracts for two jackups in the North Sea. We also earned contracts for ENSCO 107 as well as ENSCO 68. These new contracts will help bridge us to better market conditions in the future.”
Mr. Trowell added, “Recently, some customers announced incremental cuts to their capital expenditure budgets that will further pressure utilization and day rates. In response to the cyclical downturn in our sector, we have taken decisive steps to reduce expenses. Third quarter financial results reflect these actions including lower offshore operating expenses and onshore support costs. Future financial results are also expected to benefit from ENSCO DS-8, our newest ultra-deepwater drillship, which is scheduled to commence a multi-year contract in the fourth quarter."

Third Quarter Results

Continuing Operations
Revenues were $1.012 billion in third quarter 2015 compared to $1.201 billion a year ago primarily due to a year-over-year decline in reported utilization to 62% from 89% in third quarter 2014. Also, the average day rate for the fleet declined to $232,000 from $239,000 a year ago.
Financial results for third quarter 2015 benefited from a previously reported early contract termination for convenience by the customer for ENSCO DS-4 that resulted in a lump sum payment of $146 million. Excluding a $17 million outstanding receivable balance and an $18 million contract intangible asset write-off, revenues increased by $111 million. This item increased third quarter 2015 earnings by $0.46 per share. Revenues also included $18 million related to ENSCO DS-9 mobilization, upgrades and testing, which was recognized in third quarter 2015 due to an early contract termination for convenience by the customer.
Contract drilling expense declined to $434 million from $500 million a year ago, as lower compensation and repair and maintenance expenses, partially related to fewer rig operating days, more than offset newbuilds commencing contracts and the reactivation of ENSCO 5004 and ENSCO 5006 following shipyard upgrades. Third quarter 2015 contract drilling expense included $7 million of ENSCO

DS-9 mobilization expenses as well as $4 million of severance and related costs associated with the streamlining of our business unit reporting structure and onshore support functions.
Depreciation expense increased to $145 million from $135 million in third quarter 2014 as several rigs were added to the operating fleet. Third quarter 2015 results included a loss on impairment of $2 million, or $0.01 per share, related to a potential sale of one rig in continuing operations. There was no loss on impairment a year ago. General and administrative expense declined to $28 million in third quarter 2015 from $29 million last year.
Other expense increased to $52 million from $38 million a year ago. Interest expense in third quarter 2015 was $55 million, net of $22 million of interest that was capitalized, compared to interest expense of $38 million in third quarter 2014, net of $18 million of interest that was capitalized. Interest expense increased year to year due to a previously reported $1.25 billion debt offering in third quarter 2014 and a $1.1 billion debt refinancing in first quarter 2015.
The effective tax rate was 9.5% in third quarter 2015 compared to 15.0% a year ago. Excluding discrete tax items including the early contract termination noted above, the effective tax rate was 12.6% in third quarter 2015 compared to 13.9% a year ago.
Discontinued Operations
Discontinued operations include four floaters and two jackups held for sale, as well as rigs and other assets no longer on the Company’s balance sheet. The net loss from discontinued operations was $23 million for third quarter 2015 compared to earnings of $9 million a year ago. Third quarter 2015 results included a $17 million net loss on impairment to adjust the fair value of rigs held for sale and third quarter 2014 results included a $14 million net gain from rig sales. Excluding impairments and asset sales, the net loss from discontinued operations was $6 million in third quarter 2015 compared to a net loss of $5 million a year ago.

Segment Highlights for Continuing Operations

Floaters
Floater revenues were $646 million in third quarter 2015 compared to $704 million a year ago. Excluding $111 million from an early contract termination noted above, revenues declined 24% from last year. This year-to-year decline in revenues was driven by lower utilization, partially offset by the above noted items related to ENSCO DS-9 totaling $18 million. Reported utilization was 59% compared to 82% a year ago. Adjusted for uncontracted rigs and planned downtime, operational utilization was 95.4% compared to 94.2% last year. The average day rate declined to $422,000 from $451,000 a year ago.

Contract drilling expense declined 17% to $242 million in third quarter 2015 from $291 million in third quarter 2014. Compensation and repair and maintenance expense reductions more than offset an increase in contract drilling expense related to ENSCO DS-9 and the reactivation of two semisubmersibles.

Jackups
Jackup revenues were $326 million compared to $481 million a year ago. The addition of ENSCO 122 and ENSCO 110 partially offset a significant decrease in contracted rig days for other jackups and the change in classification of three rigs from the Jackups segment to the Other segment as previously disclosed in fourth quarter 2014. Reported utilization was 64% compared to 92% in third quarter 2014. Adjusted for uncontracted rigs and planned downtime, operational utilization in third quarter 2015 was 99.8% compared to 99.1% a year ago. The average day rate declined to $134,000 from $140,000 a year ago.

Contract drilling expense decreased 19% to $160 million in third quarter 2015. The decline was due in part to lower compensation and repair and maintenance expenses, as well as the classification of three jackup rigs to the Other segment as described above. These items were partially offset by an increase in contract drilling expense from two newbuild jackups. Third quarter 2015 jackup segment results included a $2 million asset impairment noted above.

Other
Other is composed of managed drilling rigs. As previously noted, three jackups classified to the Other segment increased both revenues and contract drilling expense year to year. Revenues increased to $40 million from $17 million in third quarter 2014. Contract drilling expense increased to $31 million from $11 million a year ago.

	Third Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2015	2014	Chg	2015	2014	Chg	2015	2014	Chg	2015	2014	2015	2014	Chg

Revenues	646.4	703.5	(8)%	325.8	481.0	(32)%	40.0	16.9	137%	—	—	1,012.2	1,201.4	(16)%
Operating expenses
Contract drilling	242.4	291.3	(17)%	160.0	197.9	(19)%	31.1	11.0	183%	—	—	433.5	500.2	(13)%
Depreciation	95.7	87.9	9%	44.8	45.3	(1)%	—	—	—	4.7	2.0	145.2	135.2	7%
Loss on impairment	—	—	—	2.4	—	—	—	—	—	—	—	2.4	—	—
General and admin.	—	—	—	—	—	—	—	—	—	28.4	29.3	28.4	29.3	(3)%
Operating income	308.3	324.3	(5)%	118.6	237.8	(50)%	8.9	5.9	51%	(33.1)	(31.3)	402.7	536.7	(25)%

Financial Position — 30 September 2015

•	No debt maturities until second quarter 2019

•	$1.1 billion of cash and short-term investments

•	Net debt-to-capital ratio of 32% (net of $1.1 billion of cash and short-term investments)

•	$2.25 billion fully available revolving credit facility

•	$6.6 billion of contracted revenue backlog excluding bonus opportunities

Third Quarter Conference Call Details — 29 October 2015
Ensco will conduct a conference call to discuss third quarter 2015 results at 10:00 a.m. Central Time (3:00 p.m. London time) on Thursday, 29 October 2015. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing 1-855-239-3215 from within the United States and +1-412-542-4130 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call 20 minutes before the scheduled start time. Telephone participants may avoid delays by pre-registering for the conference call using the following link to receive a dial-in number and PIN: http://dpregister.com/10071339.

A replay of the conference call will be available by phone through 27 November 2015 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10071339). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Investor Conference — 11 November 2015
Ensco will present at the Jefferies Global Energy Conference in Houston on Wednesday, 11 November 2015 at 10:00 a.m. CT. The presentation webcast will be available live over the Internet at www.enscoplc.com. Please go to the website at least 15 minutes before the presentation to register, and to download and install any necessary audio software. A replay of the presentation will be available on Ensco’s website within twenty-four hours of the live presentation and remain available for 30 days.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 27 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research — the fifth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and the largest premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance, effective tax rate, day rates and backlog, estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook. Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); the cancellation of letters of intent or any failure to execute definitive contracts following announcements of letters of intent; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates; cybersecurity risks and threats; and the occurrence or threat of epidemic or pandemic diseases or any governmental response to such occurrence or threat. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:        Sean O’Neill
Vice President - Investor Relations and Communications
713-430-4607

Nick Georgas
Senior Manager - Investor Relations
713-430-4490

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2015	2014	2015	2014

OPERATING REVENUES	$1,012.2	$1,201.4	$3,235.1	$3,404.7

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	433.5	500.2	1,454.4	1,562.9
Depreciation	145.2	135.2	422.8	398.5
Loss on impairment	2.4	—	2.4	703.5
General and administrative	28.4	29.3	88.2	103.6
	609.5	664.7	1,967.8	2,768.5

OPERATING INCOME	402.7	536.7	1,267.3	636.2

OTHER INCOME (EXPENSE)
Interest income	1.0	3.1	6.8	10.2
Interest expense, net	(55.3)	(38.0)	(158.9)	(109.0)
Other, net	1.9	(3.5)	(28.3)	.5
	(52.4)	(38.4)	(180.4)	(98.3)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	350.3	498.3	1,086.9	537.9

PROVISION FOR INCOME TAXES	33.2	74.6	168.9	166.7

INCOME FROM CONTINUING OPERATIONS	317.1	423.7	918.0	371.2

(LOSS) INCOME FROM DISCONTINUED OPERATIONS, NET	(23.3)	9.2	(33.6)	(811.2)

NET INCOME (LOSS)	293.8	432.9	884.4	(440.0)

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1.8)	(3.5)	(7.4)	(10.8)

NET INCOME (LOSS) ATTRIBUTABLE TO ENSCO	$292.0	$429.4	$877.0	$(450.8)

EARNINGS (LOSS) PER SHARE - BASIC AND DILUTED
Continuing Operations	$1.34	$1.79	$3.87	$1.53
Discontinued Operations	(0.10)	0.04	(0.14)	(3.50)
	$1.24	$1.83	$3.73	$(1.97)

NET INCOME (LOSS) ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$287.5	$424.5	$865.2	$(456.7)

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	232.4	231.8	232.2	231.5
Diluted	232.5	232.0	232.2	231.7

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$240.4	$664.8
Short-term investments	850.0	757.3
Accounts receivable, net	735.6	883.3
Other	586.6	629.4
Total current assets	2,412.6	2,934.8

PROPERTY AND EQUIPMENT, NET	13,528.9	12,534.8

GOODWILL	276.1	276.1

OTHER ASSETS, NET	223.2	314.2

	$16,440.8	$16,059.9

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$803.1	$1,069.8
Current maturities of long-term debt	—	34.8
Total current liabilities	803.1	1,104.6

LONG-TERM DEBT	5,903.3	5,885.6

DEFERRED INCOME TAXES	208.0	179.5

OTHER LIABILITIES	504.6	667.3

TOTAL EQUITY	9,021.8	8,222.9

	$16,440.8	$16,059.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Nine Months Ended September 30,

	2015	2014

OPERATING ACTIVITIES
Net income (loss)	$884.4	$(440.0)
Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
Depreciation expense	422.8	398.5
Deferred income tax expense (benefit)	55.4	(77.9)
Discontinued operations, net	33.6	811.2
Loss on extinguishment of debt	33.5	—
Loss on impairment	2.4	703.5
Other	21.7	21.6
Changes in operating assets and liabilities	(179.2)	95.8
Net cash provided by operating activities of continuing operations	1,274.6	1,512.7

INVESTING ACTIVITIES
Additions to property and equipment	(1,445.8)	(1,245.1)
Purchases of short-term investments	(850.0)	(45.3)
Maturities of short-term investments	757.3	50.0
Other	1.4	9.8
Net cash used in investing activities of continuing operations	(1,537.1)	(1,230.6)

FINANCING ACTIVITIES
Proceeds from issuance of senior notes	1,078.7	1,246.4
Reduction of long-term borrowings	(1,072.5)	(30.9)
Cash dividends paid	(105.9)	(526.7)
Premium paid on redemption of debt	(30.3)	—
Debt financing costs	(10.5)	(11.3)
Other	(8.4)	(17.6)
Net cash (used in) provided by financing activities	(148.9)	659.9

DISCONTINUED OPERATIONS
Operating activities	(12.7)	10.6
Investing activities	(.3)	55.5
Net cash (used in) provided by discontinued operations	(13.0)	66.1

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(424.4)	1,008.1

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	664.8	165.6

CASH AND CASH EQUIVALENTS, END OF PERIOD	$240.4	$1,173.7

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Third Quarter		Second Quarter
	2015	2014	2015

Rig Utilization(1)

Floaters	59%	82%	76%
Jackups	64%	92%	77%

Total	62%	89%	76%

Average Day Rates(2)

Floaters	$421,903	$451,078	$417,463
Jackups	133,619	139,997	139,797

Total	$232,008	$239,233	$237,263

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.